Exhibit 2

                            SHARE EXCHANGE AGREEMENT

     This Agreement entered into as of this 28th day of July, 2001 by and among Intertech Corporation ("Intertech"), Load Toter Manufacturing Co. ("Toter"), and Hershey Moss ("Moss") upon the terms and conditions hereinafter set forth.

     1. Share Exchange. Intertech and Moss desire to enter into a transaction whereby Intertech agrees to issue shares of its common stock to Moss in exchange for all of the issued and outstanding common stock of Toter, resulting in Toter being a wholly-owned subsidiary of Intertech.

     2. Exchange Rate. The shares of Intertech will be exchanged with shares of Toter on a basis of 200 shares of Intertech common stock for every three shares of Toter common stock so that Moss shall receive 2,000,000 share of Intertech common stock.

     3. Closing. The shares shall be exchanged upon the execution of this Agreement.

     4. Representations and Warranties. The parties represent and warrant as follows:

          (a) Toter is the owner of and possesses good title to all of the assets listed on Schedule 4(a) (the "Assets"), and there are no liabilities, absolute or contingent, relating to the Assets.

          (b) Toter has good and marketable title to all of the Assets, free and clear of all liens, encumbrances and claims, and the Assets are in normal working condition and have no known or hidden defects.

          (c) Each corporate party is a corporation duly organized and in good standing under the laws of the state of its incorporation. Each corporate party is legally authorized to execute and perform its obligations under this Agreement.

          (d) Moss has good and marketable title to all of the outstanding shares of common stock of Load Toter, free and clear of all liens, encumbrances and claims.

     5. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

                            SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF, this Agreement was entered into on the date of first written above.


                                        LOAD TOTER MANUFACTURING CO.


                                        By: /s/ Hershey Moss
                                            ------------------------------------
                                            Hershey Moss, President


                                        INTERTECH CORPORATION


                                        By: /s/ Hershey Moss
                                            ------------------------------------
                                            Hershey Moss, President


                                            /s/ Hershey Moss
                                            ------------------------------------
                                            Hershey Moss, individually

                                  SCHEDULE 4(a)
                           TO SHARE EXCHANGE AGREEMENT
                                  BY AND AMONG
                             INTERTECH CORPORATION,
                                  HERSHEY MOSS
                        AND LOAD TOTER MANUFACTURING CO.

(a) All manufacturing and distribution rights relating to the Load Toter(TM) (the "Product");

(b)  Five units of the Product in original packaging;

(c) Exclusive rights to any goodwill, trade names and other intellectual property rights relating to the Product; and

(d) All packaging, advertising, artwork and promotional materials associated with the Product.